Exhibit 10.49

CARMIKE CINEMAS, INC.

2004 INCENTIVE STOCK PLAN

PERFORMANCE SHARE CERTIFICATE

This Performance Share Certificate evidences that effective as of March ___, 201_ (“Effective Date”), Carmike has agreed to make a Stock Grant to _______________ (“Eligible Employee”) under the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, as amended (“Plan”) subject to the terms and conditions set forth in this Performance Share Certificate. Capitalized terms not defined in this Performance Share Certificate shall have the meaning assigned to such terms in the Plan. [Add the succeeding sentence if recipient is expected to be a “covered executive” for purposes of 162(m).] This Stock Grant is intended to satisfy the Performance-Based Exception as described in the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program.

CARMIKE CINEMAS, INC.

By:
Title:

Date:	March _, 201_

TERMS AND CONDITIONS

§ 1. Number of Shares.

(a) Eligible Employee has an opportunity to receive a Stock Grant if and to the extent the performance goals set forth in § 1 are met and Eligible Employee remains continuously employed by Carmike for the period beginning January 1, 201_ and ending March 1, 201_ [Insert year that is 3 years from year of grant].

(b) The target number of shares for the Stock Grant is _________________ (“Target Shares”). This grant covers three calendar years, 201_ through 201_. Each calendar year is a performance period (“Performance Period”). The Target Shares are divided into three (3) [equal] tranches as follows:

Performance Period	Number of Target Shares
201_
201_
201_

(c) The actual amount of the Target Shares earned for a Performance Period will depend on how Carmike’s actual adjusted EBITDA for the Performance Period (“Actual Bonus EBITDA”) compares with the threshold EBITDA (“Threshold EBITDA”), target EBITDA (“Target EBITDA”) and maximum EBITDA (“Maximum EBITDA”) (collectively, “Performance Levels”) for the Performance Period, each as determined and adjusted by the Committee in accordance with rules adopted by the Committee at the time the Performance Levels were established. Eligible Employee will be granted a Stock Grant with respect to the Target Shares for a Performance Period only if Carmike’s Actual Bonus EBITDA is at least equal to the Threshold EBITDA for the Performance Period and the number of Target Shares earned for a Performance Period will vary from fifty percent (50%) to one hundred fifty percent (150%) of the number of Target Shares based on the Performance Level achieved for the Performance Period as set forth in the following table, with straight line interpolation for Actual Bonus EBITDA between any two points:

Performance Level	Percentage of Target Shares Earned
Threshold EBITDA	50%
Target EBITDA	100%
Maximum EBITDA	150%

Notwithstanding the fact that Actual Bonus EBITDA exceeds Target EBITDA for any Performance Period, the Committee retains the discretion to limit the Target Shares earned for that Performance Period to one hundred percent (100%) of the Target Shares if Carmike’s total shareholder return is negative.

The Committee will develop the Performance Levels for each Performance Period no later than the earlier of (1) ninety (90) days after the commencement of the Performance Period or (2) the date as of which twenty-five percent (25%) of the Performance Period shall have elapsed. The Performance Levels for the 201_ Performance Period [Identify first calendar year covered by the grant.] are described in Exhibit A. An amended Exhibit A describing the Performance Levels for the remaining Performance Periods will be provided prior to the end of the first quarter of the applicable Performance Period.

§ 2. Committee Determination. As soon as practical after each Performance Period ends, the Committee will determine Actual Bonus EBITDA and the number of Target Shares, if any, earned for such period and as soon as practical after the end of the last Performance Period covered by the grant, the Committee may exercise its discretion to reduce the number of Target Shares earned for any Performance Period to the target level for that period based on total shareholder return. As soon as practicable after March 1, 201_ [Insert year that is 3 years from year of grant.] (“Vesting Date”), the Committee will make a Stock Grant to Eligible Employee pursuant to the Plan for the number of shares of Stock, if any, determined by the Committee under this § 2.

§ 3. Vesting and Forfeiture.

(a)	Vesting. Subject to § 3(b), if Eligible Employee remains continuously employed by Carmike through the Vesting Date, Eligible Employee shall become fully vested.

(b)	Forfeiture. If Eligible Employee’s employment with Carmike terminates for any reason before the Vesting Date, then Eligible Employee shall forfeit any interest in the Target Shares subject to this grant.

§ 4. Plan and Performance Share Certificate. The opportunity to receive a Stock Grant and any Stock Grant made pursuant to § 2 are subject to all of the terms and conditions set forth in this Performance Share Certificate and in the Plan. If a determination is made that any term or condition set forth in this Performance Share Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Performance Share Certificate shall have the same meaning in this Performance Share Certificate as in the Plan. A copy of the Plan will be made available to Eligible Employee upon written request to the Chief Financial Officer of Carmike.

§ 5. Stockholder Status. Eligible Employee shall have no rights as a stockholder with respect to the Target Shares prior to an actual Stock Grant. Upon receipt of the Stock Grant, Eligible Employee shall have full rights as a shareholder with respect to such shares.

§ 6. Stock Certificates. Carmike shall issue a stock certificate for the shares of Stock subject to any Stock Grant made under § 2 in the name of Eligible Employee.

§ 7. Nontransferable/Status as General and Unsecured Creditor. No rights granted under this Performance Share Certificate shall be transferable by Eligible Employee. Further, Eligible Employee’s claim to receive a Stock Grant shall be the same as a claim of any general and unsecured creditor of Carmike.

§ 8. Other Laws. Carmike shall have the right to refuse to transfer shares of Stock subject to this Stock Grant to Eligible Employee if Carmike acting in its absolute discretion determines that the transfer of such shares is (in the opinion of Carmike’s legal counsel) likely to violate any applicable law or regulation.

§ 9. No Right to Continue Employment or Service. Neither the Plan, this Performance Share Certificate, nor any related material shall give Eligible Employee the right to continue in the employment or other service of Carmike or shall adversely affect Carmike’s right to terminate Eligible Employee’s employment with or without Cause at any time.

§ 10. Governing Law. The Plan and this Performance Share Certificate shall be governed by the laws of the State of Delaware.

§ 11. Binding Effect. This Performance Share Certificate shall be binding upon Carmike and Eligible Employee and their respective heirs, executors, administrators and successors.

§ 12. Headings and Sections. The headings contained in this Performance Share Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Performance Share Certificate shall be to sections of this Performance Share Certificate unless otherwise expressly stated as part of such reference.

Exhibit A

Performance Levels For The 201_ Performance Period

The following Performance Levels apply to the Performance Period beginning January 1, 201_ and ending December 31, 201_.

Performance Level	EBITDA Target
Threshold EBITDA
Target EBITDA
Maximum EBITDA

The EBITDA Targets will be adjusted in accordance with rules adopted by the Committee at the time the EBITDA Targets were established, including, but not limited to any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions, property sales, sale/leaseback impact and impairment, and performance of competitor companies as demonstrated by published industry indices.